Exhibit 8.2

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

February 5, 2021

HighPoint Resources Corporation

555 17th Street, Suite 3700

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel to HighPoint Resources Corporation (“HPR”) in connection with (i) the Merger, as defined in the Agreement and Plan of Merger, dated as of November 9, 2020, (the “Merger Agreement”), by and among Bonanza Creek Energy, Inc., a Delaware corporation (“BCE”), Boron Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of BCE, and HPR, and (ii) the Exchange Offer and related consent solicitation (the “Consent Solicitation”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

At your request, and in connection with the filing of the Form S-4 by BCE with the Securities and Exchange Commission (File No. 333-251401) (the “Registration Statement”), including the joint proxy statement/prospectus forming a part thereof (the “Proxy Statement/Prospectus”), we are rendering our opinion regarding certain U.S. federal income tax matters.

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement and the documents referenced therein, (ii) the Registration Statement, including the Proxy Statement/Prospectus, (iii) the officer’s certificates dated February 5, 2021 from BCE and HPR delivered to us for purposes of our opinion, and (iv) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion set forth herein (all documents described in this sentence are collectively referred to as the “Documents”). For purposes of our opinion, we have assumed the genuineness of all signatures, the authenticity of all Documents submitted to us as originals, the conformity to original Documents of all Documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such Documents are duly authorized, valid, and enforceable. In making our examination of the Documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such Documents and the validity and binding effect thereof on such parties.

In rendering our opinion, we have assumed with your consent that (i) the Merger will be consummated pursuant to and in accordance with the terms of the Merger Agreement and the documents referenced therein, without the waiver or modification of any such terms or conditions, and as described in the Registration Statement, (ii) all of the information, facts, statements, representations, warranties, and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations, warranties, and covenants by independent investigation) are, and will be, true and accurate at all relevant times (including as of the Effective Time), (iii) the respective parties to the Documents and all parties referred to therein (including all successors-in-interest to such parties) will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, and (iv) none of the terms and conditions contained in the Documents have been or will be waived or modified in any respect. For purposes of rendering our opinion, we have assumed that such information, facts, statements, representations, warranties, and covenants are, and will continue to be, true and correct without regard to any qualification as to knowledge or belief. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the information, facts, statements, representations, warranties, and covenants provided or made by HPR and BCE in the Documents. Any change in the accuracy or completeness of any of the information, facts, statements, representations, warranties, or covenants provided or made by HPR and BCE in the Documents, or assumptions on which our opinion is based, could affect our conclusion.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”), and such other authorities we have considered relevant, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinion herein. Additionally, our opinion is not binding on the IRS or any court, and no assurance can be given that the IRS will not assert, and that a court will not sustain, a position contrary to our opinion.

Based solely upon and subject to the foregoing, and subject to the assumptions, qualifications, and limitations stated herein and set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Merger. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion.

The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.2 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP